Exhibit 99.1

Laureate Education, Inc. Announces Appointment of Chief Financial Officer

BALTIMORE, March 18, 2021 (PR NEWSWIRE) -- Laureate Education, Inc. (NASDAQ: LAUR) today announced the appointment of Rick Buskirk as Senior Vice President and Chief Financial Officer, effective April 1, 2021. Mr. Buskirk, who currently is Laureate’s Senior Vice President of Corporate Development, succeeds Jean-Jacques Charhon, who has resigned to pursue an opportunity outside the company.

Eilif Serck-Hanssen, President and CEO, said, “Rick Buskirk will continue to be a key member of our leadership team as Laureate moves forward with a smaller footprint and focus on operations in Mexico and Peru. Following his initial assignment with Laureate leading our Financial Planning and Analysis efforts, he has played an integral role in managing our strategic review process and overall portfolio optimization strategies. Over the past three years, Rick oversaw more than $5 billion in divestiture transactions, which has resulted in significant shareholder value creation.”

Prior to joining Laureate in 2015, Rick was a CPA with EY and an investment banker with Deutsche Bank, and worked for multiple global brands, including Vodafone, NII Holdings, Inc. (formerly Nextel International), and Sprint/Nextel in a range of financial, strategy and operations positions. Rick holds a dual MBA from Columbia University and London Business School and a B.S. in Accounting from the University of Maryland.

Mr. Serck-Hanssen continued, “I would like to thank Jean-Jacques Charhon for his invaluable service since joining Laureate three years ago as we began our transformation journey. His leadership and contributions have been significant, including strengthening financial controls and providing important business partnership insights as we refocused Laureate into a regional education company. We appreciate his many contributions and wish him much success in his next chapter.”

About Laureate Education, Inc.

At Laureate Education, Inc., we understand the transformative power of education. For more than 20 years, we have remained committed to making a positive impact in the communities we serve, by providing accessible, high-quality undergraduate, graduate and specialized degree programs. We know that when our students succeed, countries prosper and societies benefit. Our longstanding commitment to operating with purpose is evidenced by our status as one of the world's largest Certified B Corporations® and being the first Public Benefit Corporation publicly listed on any stock exchange in the world.

Media Contact:

Adam Smith

Vice President - Communications and Public Affairs

Laureate Education, Inc.

adam.smith@laureate.net
+1 443 255-0724

Investor Relations Contact:

ir@laureate.net